NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul V. Cusick, Jr.
Chief Financial Officer

Phone:	781-393-4601

Fax:	781-393-4071

CENTURY BANCORP, INC. RECEIVES $35 MILLION IN A TRUST
PREFERRED OFFERING and ANNOUNCES REDEMPTION OF
CENTURY BANCORP CAPITAL TRUST PREFERRED SECURITIES

Medford, MA, December 3, 2004— Marshall M. Sloane, Chairman, President and Chief Executive Officer of Century Bancorp, Inc., (NASDAQ:CNBKA) (www.century-bank.com) announced today that it has completed a trust preferred offering, in which it issued $35 million of long-term subordinated debt securities with an initial interest rate of 6.65% for the first ten years and then converting to the three month LIBOR plus 1.87% for the remaining term, and Century Bancorp Capital Trust II, a Delaware statutory trust established by Century Bancorp, Inc. issued $35 million of trust preferred securities in a private sale. The initial purchasers were Sandler O’Neill & Partners LLP, Keefe, Bruyette & Woods, Inc. and First Tennessee Bank National Association. The proceeds of the trust preferred offering qualify as Tier 1 capital for bank regulatory purposes, up to 25% of total Tier 1 capital. Any amounts that do not qualify as Tier 1 capital will qualify as Tier 2 capital.

Also, the Trustees of Century Bancorp Capital Trust, a Delaware statutory business trust established by Century Bancorp Inc., announced the redemption of their 8.30 percent Trust Preferred Securities. The securities are listed on the NASDAQ Stock Market and are traded under the symbol “CNBKP”. Redemption date will be January 10, 2005 with a redemption price of $10.00 per security plus accrued and unpaid distributions, if any, up to but excluding the redemption date of January 10, 2005.

Century Bancorp, Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-three full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.